Exhibit 99.1

News Release

Dell Technologies Announces Record and Distribution Date for VMware Spin-Off Special Dividend

ROUND ROCK, Texas – October 19, 2021

The Dell Technologies (NYSE: DELL) board of directors has approved distribution of a special stock dividend to Dell Technologies stockholders of all its shares of Class A and Class B common stock of VMware, Inc. This represents approximately 81% of the outstanding shares of VMware common stock. Each share of VMware Class B common stock will be converted into one share of VMware Class A common stock in connection with the distribution and prior to the receipt by Dell Technologies stockholders of such shares.

The distribution of shares will be made to all Dell Technologies shareholders of record as of 5:00 p.m. ET on October 29, 2021 (the “record date”). The distribution will take place in the form of a pro rata common stock dividend to each Dell Technologies shareholder as of the record date. Dell Technologies’ spin-off of VMware is expected to be completed on November 1, 2021 (the “distribution date”), subject to certain conditions.

The final distribution ratio will be determined and announced on the record date. It will be calculated by dividing the shares of VMware common stock (or basic shares outstanding) to be distributed by the number of shares of Dell Technologies common stock (or basic shares) outstanding on the record date. Dell Technologies shareholders would receive approximately 0.44 shares of VMware for each share of Dell Technologies that they hold, based on shares outstanding today.

No fractional shares of VMware common stock will be distributed. Instead, Dell Technologies shareholders will receive cash in lieu of any fraction of a share of VMware common stock that they otherwise would have received. The distribution is generally intended to qualify as tax free to Dell Technologies stockholders for U.S. federal income tax purposes.

No vote or action is required by Dell Technologies’ shareholders to receive the special stock dividend of shares of VMware common stock. The VMware common stock issued in the distribution will be in book-entry form. Dell Technologies shareholders who hold their shares through brokers or other nominees will have their shares of VMware common stock credited to their accounts by their nominees or brokers.

Dell Technologies plans to send an information statement regarding this transaction to shareholders on or around October 21, 2021. The information statement will include details on the distribution and will be posted under the Investor Relations tab on Dell Technologies’ website at: https://investors.delltechnologies.com/events/event-details/vmware-spin-transaction-information

Beginning on October 28, 2021, through and including November 1, 2021, it is expected that there will be two markets in shares of Dell Technologies Class C common stock. Shares of Dell Technologies Class C common stock that trade on the “regular way” market with due bills will carry an entitlement to the special stock dividend of shares of VMware common stock. Shares of Dell Technologies Class C common stock that trade on the “ex-distribution” market will trade without the right to receive the special stock dividend of shares of VMware common stock. The ex-distribution date will be November 2, 2021.

Shareholders are encouraged to consult with their financial advisor regarding the specific implications of trading Dell Technologies common stock prior to or on the distribution date.

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About Dell Technologies
Dell Technologies (NYSE:DELL) helps organizations and individuals build their digital future and transform how they work, live and play. The company provides customers with the industry’s broadest and most innovative technology and services portfolio for the data era.

CONTACTS:
Investor Relations: Investor_Relations@Dell.com
Media Relations: Media.Relations@Dell.com

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Dell Technologies Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The words “may,” “will,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “aim,” “seek,” and similar expressions as they relate to Dell Technologies or its management are intended to identify these forward-looking statements. Forward-looking statements in this news release include statements by Dell Technologies regarding its expectations concerning the completion of the previously announced spin-off of VMware, and the expected timing, completion and effects of the spin-off transaction and related matters. The expectations expressed or implied in these forward-looking statements may not turn out to be correct. All forward-looking statements speak only as of the date hereof and are based on current expectations and involve a number of assumptions, risks and uncertainties that could cause the actual results to differ materially from such forward-looking statements.

Dell Technologies may not be able to complete the proposed spin-off transaction on the contemplated terms or other acceptable terms or at all because of a number of factors, including the occurrence of any event, change or other circumstances that could give rise to the termination of the definitive agreement governing the proposed transaction, the failure to obtain adequate financing sources for the VMware special dividend, the failure of VMware to satisfy certain rating agency criteria, and the effect of the announcement of the transaction on Dell Technologies’ ability to retain and hire key personnel and maintain relationships with its customers and suppliers, and on Dell Technologies’ operating results and business generally.

This list of risks, uncertainties, and other factors is not complete. Dell Technologies discusses some of these matters more fully, as well as certain risk factors that could affect Dell Technologies’ business, financial condition, results of operations, and prospects, in its reports filed with the SEC, including Dell Technologies’ annual report on Form 10-K for the fiscal year ended January 29, 2021, quarterly reports on Form 10-Q, and current reports on Form 8-K. These filings are available for review through the SEC’s website at www.sec.gov. Any or all forward-looking statements Dell Technologies makes may turn out to be wrong and can be affected by inaccurate assumptions Dell Technologies might make or by known or unknown risks, uncertainties, and other factors, including those identified in this release. Accordingly, you should not place undue reliance on the forward-looking statements made in this release, which speaks only as of its date. Dell Technologies does not undertake to update, and expressly disclaims any duty to update, its forward-looking statements, whether as a result of circumstances or events that arise after the date they are made, new information, or otherwise.